EXHIBIT 99.1

Community West Bancshares Authorizes Stock Repurchase Program

GOLETA, Calif., Aug. 31, 2015 (GLOBE NEWSWIRE) -- Community West Bancshares (NASDAQ:CWBC), parent company of Community West Bank, today announced that its Board of Directors has authorized the repurchase of up to $3 million of the outstanding common stock of the Company. The repurchase program is expected to be executed over no more than a two-year period. Stock repurchases may be made from time to time on the open market or through privately negotiated transactions. The timing of purchases and the exact number of shares to be purchased will depend on market conditions.

"While we continue to reinvest in our core business, we believe the stock repurchase program affirms our optimism for the future and is consistent with our overall commitment to generate continued profitable growth and enhanced long-term shareholder value," stated Martin E. Plourd, President and Chief Executive Officer.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Manufactured Housing lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operation including statements regarding the declaration and payment of any future cash dividends and any future redemption of any 9% Cumulative Perpetual Preferred Stock, Series A. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy, expand its lending operations, and recognize earnings. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by the Company with the SEC.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com